UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
[Missing Graphic Reference]
FORM N-8A/A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a) OF THE
INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it is amending and adopting as its own the Notification of Registration of The American Funds Tax-Exempt Series I, a Massachusetts business trust, under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such Notification of Registration submits the following information:

Name:The American Funds Tax-Exempt Series I

Address of Principal Business Office (No. & Street, City, State, Zip Code):

1101 Vermont Avenue, N.W.
Washington, D.C. 20005

Telephone Number (including area code):        (202) 842-5665

Name and address of agent for service of process:

Jeffrey L. Steele
Washington Management Corporation
1101 Vermont Avenue, N.W.
Washington, D.C. 20005

         Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A/A:      YES:  [X]*        NO:  [   ]

*In connection with a reorganization changing domicile from Massachusetts to Delaware, the Registrant, The American Funds Tax-Exempt Series I, a Delaware statutory trust, filed with the U.S. Securities and Exchange Commission an amendment to the Registration Statement of The American Funds Tax-Exempt Series I, a Massachusetts business trust, under and pursuant to the provisions of Section 8(b) of the Investment Company Act of 1940, as amended, on September 30, 2010, amending and adopting such Registration Statement as the Registrant’s own pursuant to Rule 414 under the Securities Act of 1933, as amended.  The amendment is effective October 1, 2010.

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Washington and District of Columbia, on the 30th day of September, 2010.

Signature:

The American Funds Tax-Exempt Series I
                                                                  (Name of Registrant)

By:/s/ Michael W. Stockton
Michael W. Stockton
Senior Vice President

Attest:  /s/ Stephanie L. Pfromer
Stephanie L. Pfromer
Secretary